EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2020 FINANCIAL RESULTS

●	Increase in net cash of $11.8 million during the fourth quarter. Combined third and fourth quarter net cash increase of $24.8 million. The Company is expecting to continue to generate cash through inventory reductions during fiscal 2021.
●	Sequentially, gross margins improved from 3.3% in the third quarter to 4.9% in the fourth quarter, despite lower volumes. The Company continues to successfully focus on cost, yield and pricing improvement initiatives. Fourth quarter gross margins were below fourth quarter of fiscal 2019 gross margins of 16.4% with significant gross margin compression due to unfavorable fixed cost absorption caused by the low volumes produced in our facilities.
●	Fourth quarter net revenues of $79.9 million compared to net revenues of $129.6 million for the same period of fiscal 2019, driven by the continued impact of the COVID-19 pandemic which is most pronounced in the aerospace market. Fiscal year 2020 net revenues of $380.5 million compared to net revenues of $490.2 million for fiscal 2019.
●	Fourth quarter net loss of $(5.7) million, or $(0.46) per diluted share, compared to net income of $6.0 million, or $0.48 per diluted share, for the same period of fiscal 2019. Fiscal year 2020 net loss of $(6.5) million, or $(0.53) per diluted share, compared to net income of $9.7 million, or $0.78 per diluted share, for fiscal 2019.
●	Strong total liquidity of approximately $167.2 million with cash at September 30, 2020 of $47.2 million and approximately $120 million available on the credit facility. Subsequent to year-end, the Company replaced the $120 million credit facility with a new three year $100 million facility.
●	Backlog of $153.3 million at September 30, 2020, a decrease of 12.2% from $174.6 million at June 30, 2020, and a decrease of 34.8% from $235.2 million at September 30, 2019.
●	Capital investment in fiscal 2020 of $9.4 million and forecast for capital spending in fiscal 2021 of $10.0 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 19, 2020 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September 30, 2020.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Despite our low COVID-19 impacted volumes, we generated $11.8 million in cash during the fourth quarter, which puts our total cash generated at $24.8 million for the second half of fiscal 2020.  Our ongoing focus on high value differentiated products and cost reduction continues to have a positive impact on our results.  Our pricing improved year on year, and our ongoing cost reduction focus led to our gross margin improving sequentially in spite of lower revenue," said Michael L. Shor, President and Chief Executive Officer.  “Although we recorded a net loss for the fourth quarter of fiscal 2020 and for the fiscal year, we continue to have confidence in our liquidity and our ability to continue to generate cash, as evidenced by our payoff during the quarter of the precautionary $30 million draw on our revolver.  In addition, post quarter-end, we established a new three-year $100 million credit facility, replacing the previous facility scheduled to expire July 2021.”

4th Quarter Results

Net Revenues.  Net revenues were $79.9 million in the fourth quarter of fiscal 2020, a decrease of 38.3% from $129.6 million in the same period of fiscal 2019.   Volume was 2.9 million pounds in the fourth quarter of fiscal 2020, a decrease of 45.7% from 5.4 million pounds in the same period of fiscal 2019.  The decrease in volume is primarily attributable to a significant slowdown in demand caused by the COVID-19 pandemic in addition to the impact caused by the grounding of the Boeing 737 MAX.  In addition, the cash preservation actions occurring with many customers resulted in very conservative order entry trends. The product average selling price was $25.03 per pound in the fourth quarter of fiscal 2020, an increase of 10.5% from $22.66 per pound in the same period of fiscal 2019.  The increase in average selling price per pound largely reflects a higher value product mix and previous price increases as well as other pricing considerations, which increased average selling price per pound by approximately $2.99.  These increases were partially offset by lower market prices of raw materials, which decreased average selling price per pound by approximately $0.62.

Cost of Sales. Cost of sales was $76.0 million, or 95.1% of net revenues, in the fourth quarter of fiscal 2020 compared to $108.3 million, or 83.6% of net revenues, in the same period of fiscal 2019. The dollar decrease was primarily due to lower volumes combined with the Company’s actions taken to lower costs in response to COVID-19, which included voluntary and involuntary layoffs and salaried and hourly workforce reductions.   However, despite these cost reduction measures, fixed costs cannot decline in line with the current production volumes, which required directly expensing a portion of these fixed costs in the amount of approximately $4.0 million.

Gross Profit.  As a result of the above factors, gross profit was $4.0 million for the fourth quarter of fiscal 2020, a decrease of $17.4 million from the same period of fiscal 2019. Gross margin as a percentage of net revenue decreased to 4.9% in the fourth quarter of fiscal 2020 as compared to 16.4% in the same period of fiscal 2019.  This percentage decrease was primarily due to the above-mentioned $4.0 million direct charge to cost of goods sold and period costs spread over lower volumes.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $8.2 million for the fourth quarter of fiscal 2020, a decrease of $3.2 million from the same period of fiscal 2019.  This decrease is largely a result of a reversal of management incentive expenses of $1.2 million that were recorded in prior quarters of fiscal 2020 as compared to management incentive expenses of $0.4 million during the same period of fiscal 2019.  Additional decreases were primarily attributable to cost saving measures taken in response to COVID-19, including salary reductions, temporary layoffs and workforce reductions.  Selling, general and administrative expense as a percentage of net revenues increased to 10.2% for the fourth quarter of fiscal 2020 compared to 8.8% for the same period of fiscal 2019.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.2% of net revenue, for the fourth quarter of fiscal 2020, compared to $1.1 million, or 0.8% of net revenue, in the same period of fiscal 2019.

Operating Income/(Loss).  As a result of the above factors, operating loss in the fourth quarter of fiscal 2020 was ($5.2) million compared to operating income of $8.8 million in the same period of fiscal 2019.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.7 million in the fourth quarter of fiscal 2020 compared to $0.9 million in the same period of fiscal 2019.  The increase in expense was primarily driven by lower discount rates in the September 30, 2019 valuation, which resulted in higher retirement liabilities and ultimately higher expense for the fourth quarter of fiscal 2020.

Income Taxes. Income tax benefit was $1.5 million in the fourth quarter of fiscal 2020, a difference of $3.2 million from expense of $1.7 million in the fourth quarter of fiscal 2019, primarily driven by a difference in income before taxes of $15.0 million.

Net Income/(Loss).  As a result of the above factors, net loss in the fourth quarter of fiscal 2020 was ($5.7) million, compared to net income of $6.0 million in the same period of fiscal 2019.

Fiscal Year Results

Net Revenues.  Net revenues were $380.5 million in fiscal 2020, a decrease of 22.4% from $490.2 million in fiscal 2019, due to a decrease in volume, partially offset by an increase in average selling price per pound.  Volume was 14.7 million pounds in fiscal 2020, a decrease of 26.8% from 20.0 million pounds in fiscal 2019, with decreases in each of the major markets.  The decrease in volume is primarily attributable to a significant slowdown in demand caused by the COVID-19 pandemic in addition to the impact caused by the grounding of the Boeing 737 MAX.  The average product selling price was $24.33 per pound in fiscal 2020, an increase of 4.8%, or $1.12, from $23.21 per pound in fiscal 2019. The average product selling price per pound increased as a result of a higher value product mix and previous price increases as well as other pricing considerations (such as customer mix, timing of customer agreement adjustors, etc.), which increased average selling price per pound by approximately $0.95 and $0.44, respectively, partially offset by lower raw material market prices, which decreased the average selling price per pound by approximately $0.27.

Cost of Sales.  Cost of sales was $335.9 million, or 88.3% of net revenues, in fiscal 2020 compared to $424.7 million, or 86.6% of net revenues, in fiscal 2019. Cost of sales in fiscal 2020 decreased by $88.8 million primarily due to lower volumes and lower raw material prices combined with the Company’s actions taken to lower its breakeven point and lower costs in response to COVID-19.   During the second half of fiscal 2020, the Company took safety measures to reduce the risk of spread of COVID-19, which actions included plant shutdowns during the month of April as well as voluntary and involuntary layoffs.  The Company also reduced its salaried and hourly workforce as well and incurred approximately $0.7 million in severance expenses. However, despite these cost reduction measures, fixed costs did not decline in line with production volumes, which required directly expensing a portion of these fixed costs in the amount of approximately $11.4 million in fiscal 2020.

Gross Profit.  As a result of the above factors, gross margin was $44.6 million for fiscal 2020, a decrease of $20.9 million from $65.5 million in fiscal 2019.  Gross margin as a percentage of net revenue decreased to 11.7% in fiscal 2020 as compared to 13.4% in fiscal 2019.  This percentage decrease was primarily due to the above-mentioned $11.4 million direct charge to cost of goods sold and other period costs spread over lower volumes.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $40.3 million for fiscal 2020, a decrease of $3.9 million, or 8.8%, from $44.2 million in fiscal 2019.  This decrease is primarily attributable to lower management incentive expenses of $1.9 million along with cost saving measures taken in response to COVID-19, including salary reductions, temporary layoffs, and workforce reductions, partially offset by severance expenses of $0.2 million.  Selling, general and administrative expense as a percentage of net revenues increased to 10.6% for fiscal 2020 compared to 9.0% for the same period of fiscal 2019 due to lower revenue.

Research and Technical Expense.  Research and technical expense was $3.7 million, or 1.0% of revenue, for fiscal 2020, compared to $3.6 million, or 0.7% of net revenue, in fiscal 2019.

Operating Income/(Loss).  As a result of the above factors, operating income in fiscal 2020 was $0.6 million, compared to operating income of $17.7 million in fiscal 2019.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $6.8 million in fiscal 2020, compared to $3.4 million in the same period of fiscal 2019.  The increase in expense was primarily driven by lower discount rates in the September 30, 2019 valuation which resulted in higher retirement liabilities and ultimately higher expense for fiscal 2020.

Income Taxes.  Income tax benefit was $1.0 million during fiscal 2020, a difference of $4.6 million from an expense of $3.6 million in the same period of fiscal 2019, driven by a decrease in income before taxes of $20.9 million as well as a valuation allowance recorded during fiscal 2020 of $1.0 million on tax credits that are not expected to be realized prior to expiration.

Net Income/(Loss).  As a result of the above factors, net loss for fiscal 2020 was $(6.5) million, a decrease of $16.2 million from net income $9.7 million in fiscal 2019.

Volumes, Competition and Pricing

At the end of fiscal 2019, volume shipped in the fourth quarter was 5.4 million pounds, the Company’s highest quarterly volume in four and a half years.  Moving into the first half of fiscal 2020, volumes were negatively impacted by the grounding and subsequent production halt of the Boeing 737 MAX aircraft combined with low oil prices, which impacted volumes sold into the chemical processing market.  Volumes in the first and second quarter of fiscal 2020 were 4.2 million and 4.3 million pounds, respectively.  The second half of fiscal 2020 was then significantly impacted by the global COVID-19 pandemic, which lowered volumes in the third and fourth quarter to 3.2 million and 2.9 million pounds, respectively.  This put fiscal 2020 volume at 14.7 million pounds, which is the lowest since fiscal 2003 and represents a 26.8% decline in volume from the prior year.

Pounds shipped by market in the fourth quarter of fiscal 2020 compared to the same quarter last year declined 58.2% in the aerospace market, 40.0% in the chemical processing market, 20.5% in the industrial gas turbine market, and 38.9% in other markets.   Total pounds shipped in the fourth quarter of fiscal 2020 were 2.9 million pounds, which declined 45.7% compared to the same quarter last year.

The product average selling price per pound in fiscal 2020 was $24.33, which is a 4.8% increase over last fiscal year.  The increase is partly driven by the realization of contract price increases (primarily contracts adjusting in January 2020) as well as changes in product mix (both alloy and form).  Volume of commodity alloys has decreased in greater proportion than proprietary alloys, which increases the overall product average selling price.

The average market price of nickel as reported by the London Metals Exchange for the 30-days ending September 30, 2020 was $6.74 as compared to the prior year 30-days ending September 30, 2019 average market price of $8.02 per pound.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  Conversely, in a period of rising prices, the FIFO inventory valuation normally results in lower costs of sales as compared to the last-in, first out method.

Gross Profit Margin Trend Performance

The significant drop in volumes resulting from the COVID-19 pandemic compressed margins significantly in the third and fourth quarters of fiscal 2020.  Particularly challenging is reducing spending commensurate with volume reductions in this environment.  In the third and fourth quarter, the Company charged $5.9 million and $4.0 million, respectively, directly to cost of goods sold for excess fixed overhead incurred due to abnormally low production levels that could not be capitalized into inventory.  Additional unfavorable absorption occurs with typical period costs that are fixed and do not decrease with lower volumes.  Further charges to cost of goods sold occurred in the third and fourth quarters to implement manpower reduction measures such as incentives and severance costs for voluntary and involuntary reductions in the workforce.  The fourth quarter margin improvement as compared to the third quarter, even with lower revenues, represents continued reduction of spending within operations to match current activity levels to the extent practicable.

Backlog

While the Company has experienced low order entry levels primarily due to the global COVID-19 pandemic, order entry rates slightly increased in the fourth quarter of fiscal 2020 compared to the third quarter, but still below shipment rates.  Backlog was $153.3 million at September 30, 2020, a decrease of approximately $21.4 million, or 12.2%, from $174.6 million at June 30, 2020. The backlog dollars decreased during the fourth quarter of fiscal 2020 due to an 9.7% decrease in backlog average selling price combined with a 2.8% decrease in backlog pounds.  The decrease in average selling price was due to a lower-value product mix in the backlog.

Backlog decreased by $81.9 million, or 34.8%, from $235.2 million at September 30, 2019 to $153.3 million at September 30, 2020 due to an 32.0% decrease in backlog pounds combined with a 4.2% decrease in backlog average selling price.  The decrease in backlog pounds was primarily driven by decreases in demand in the aerospace market.  The decrease in average selling price was due to a lower-value product mix in the backlog, predominately because of less titanium tubing in the backlog.

Capital Spending

Capital spending was $10.0 million and $9.4 million in fiscal 2019 and 2020, respectively, and the forecast for capital spending in fiscal 2021 is approximately $10.0 million, which represents a level below the Company’s depreciation levels.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $264.9 million at September 30, 2020, a decrease of $17.5 million or 6.2% from $282.5 million at September 30, 2019. This decrease resulted primarily from accounts receivable and inventory decreasing $25.9 million and $12.7 million, respectively, partially offset by a decrease of accounts payable and accrued expenses of $21.0 million in the aggregate.  As compared to the third quarter ended June 30, 2020, controllable working capital decreased $13.5 million, or 4.9%.  This decrease resulted primarily from inventory decreasing $17.8 million and accounts receivable decreasing $1.2 million, partially offset by decreases in accounts payable and accrued expenses of $5.4 million in the aggregate.

Liquidity

The Company had cash and cash equivalents of $47.2 million at September 30, 2020, inclusive of $11.0 million that was held by foreign subsidiaries in various currencies, compared to $31.0 million at September 30, 2019.  Additionally, there were zero borrowings against the credit facility as of September 30, 2020.  During fiscal 2020, the Company’s primary sources of cash were cash on-hand and the revolving credit facility which was drawn against during the first six months of fiscal 2020 but repaid in full by September 30, 2020.

Net cash provided by operating activities was $36.2 million in fiscal 2020 compared to net cash provided by operating activities of $43.0 million in fiscal 2019, a decrease of $6.8 million.  The decrease was primarily driven by a net loss of $6.5 million during fiscal 2020 compared to net income of $9.7 million during fiscal 2019, partially offset by changes in working capital.  During fiscal 2019, changes in accounts receivable and accounts payable resulted in a net cash outflow of $5.2 million.  During fiscal 2020, changes in accounts receivable and accounts payable resulted in a net cash inflow of $5.5 million.

Net cash used in investing activities was $9.4 million in fiscal 2020, which was lower than cash used in investing activities during the same period of fiscal 2019 of $10.0 million, driven by lower additions to property, plant and equipment.

Repayment of Draw and Refinancing Credit Facility

During the second quarter of fiscal 2020 the Company borrowed $30.0 million under its previous credit facility to add to its cash balance in order to further secure its liquidity position and to provide the financial flexibility given uncertain market conditions as a result of the COVID-19 outbreak.  The Company repaid the $30.0 million precautionary draw on the revolver in September 2020, in part, due to generating $24.8 million in cash in the last six months of the fiscal year.  In addition, subsequent to year-end in October 2020, the Company replaced the $120.0 million credit facility set to expire in July 2021 with a new credit facility expiring in three years.  The Credit Agreement provides for revolving loans in the maximum amount of $100.0 million, subject to a borrowing base and certain reserves. The Credit Agreement permits an increase in the maximum revolving loan amount from $100.0 million up to an aggregate amount of $170.0 million at the request of the borrower if certain conditions are met.   As of September 30, 2020, the Previous Facility had a zero balance and the Company was in compliance with all applicable financial covenants under the Previous Facility.

Dividend Declared

On November 19, 2020, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 15, 2020 to stockholders of record at the close of business on December 1, 2020. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.1 million on an annualized basis if current dividend levels are maintained.

Valuation of the Pension Plan and the Retiree Healthcare Plan

The actuarial valuation of the pension and retiree healthcare plans on September 30, 2020 included an unfavorable reduction in the discount rates used to measure the plan liabilities, however the reduction was offset by favorable items including higher than expected return on plan assets and favorable retiree health care spending.  This development is expected to reduce expense in fiscal 2021 by $5.6 million, reflected primarily in the Nonoperating Retirement Benefit Expense in the Statement of Operations.

COVID-19 Pandemic

COVID-19 related disruptions negatively impacted the Company’s financial and operating results in the second half of fiscal 2020. In particular, the pandemic negatively impacted the aerospace supply chain which is absorbing significant downward adjustments to its forecasted demand. The Company has accepted, with select aerospace customers, order push-outs and in some cases cancellations.  Markets other than aerospace have also been depressed with uncertainty and tight cash management impacting customer ordering patterns. The Company has taken significant actions to position itself to manage through the current market disruption caused by COVID-19.  Due to the current unprecedented market and economic conditions in the U.S. and internationally, the extent of the impact of the COVID-19 pandemic on the Company’s operations going forward cannot be reasonably estimated.  In general, however, we expect to continue to face challenging operating conditions for the foreseeable future until meaningful progress is made in curtailing the pandemic and its impact on the aerospace and other markets

Guidance

The Company continues to experience market uncertainty driven by the COVID-19 global pandemic. The Company expects revenue in the first quarter of fiscal 2021 to be lower than the fourth quarter of fiscal 2020 due to the ongoing impact of the pandemic, as well as the typical end of year holiday related business slowdown, maintenance schedules and customers managing their calendar year-end balance sheets. Earnings for the first quarter cannot be estimated during this time of unprecedented market and economic conditions, low volumes and unfavorable fixed cost absorption.  The Company expects to continue to generate cash from inventory reduction in fiscal 2021, and the Company continues to position itself favorably for the recovery.

Earnings Conference Call

The Company will host a conference call on Friday, November 20, 2020 to discuss its results for the fourth quarter of fiscal 2020.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 20, 2020	Dial-In Numbers:	844-369-8770 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0840 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 20st at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, December 18, 2020. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	38595

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2020 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures, dividends and the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2020	2019	2020
Net revenues	$129,640	$79,938	$490,215	$380,530
Cost of sales	108,330	75,984	424,712	335,898
Gross profit	21,310	3,954	65,503	44,632
Selling, general and administrative expense	11,419	8,191	44,195	40,307
Research and technical expense	1,069	936	3,592	3,713
Operating income (loss)	8,822	(5,173)	17,716	612
Nonoperating retirement benefit expense	878	1,722	3,446	6,822
Interest income	(33)	(9)	(86)	(44)
Interest expense	230	368	986	1,332
Income (loss) before income taxes	7,747	(7,254)	13,370	(7,498)
Provision for (benefit from) income taxes	1,710	(1,537)	3,625	(1,020)
Net income (loss)	$6,037	$(5,717)	$9,745	$(6,478)
Net income (loss) per share:
Basic	$0.48	$(0.46)	$0.78	$(0.53)
Diluted	$0.48	$(0.46)	$0.78	$(0.53)
Weighted Average Common Shares Outstanding
Basic	12,452	12,474	12,445	12,471
Diluted	12,503	12,474	12,481	12,471

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	September 30,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$31,038	$47,238
Accounts receivable, less allowance for doubtful accounts of $441 and $545 at September 30, 2019 and September 30, 2020, respectively	76,979	51,118
Inventories	258,802	246,124
Income taxes receivable	1,757	3,770
Other current assets	3,297	3,285
Total current assets	371,873	351,535
Property, plant and equipment, net	169,966	159,819
Deferred income taxes	34,132	30,551
Other assets	7,756	8,974
Goodwill	4,789	4,789
Other intangible assets, net	5,284	5,056
Total assets	$593,800	$560,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,497	$17,555
Accrued expenses	18,833	14,757
Accrued pension and postretirement benefits	4,250	3,403
Deferred revenue—current portion	2,500	2,500
Total current liabilities	60,080	38,215
Long-term obligations (less current portion)	8,609	8,509
Deferred revenue (less current portion)	15,329	12,829
Deferred income taxes	2,016	2,131
Operating lease liabilities	—	1,719
Accrued pension benefits (less current portion)	101,812	105,788
Accrued postretirement benefits (less current portion)	109,679	90,032
Total liabilities	297,525	259,223
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,566,969 and 12,681,280 shares issued and 12,513,500 and 12,622,371 shares outstanding at September 30, 2019 and September 30, 2020, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	253,843	257,583
Accumulated earnings	125,296	120,943
Treasury stock, 53,469 shares at September 30, 2019 and 58,909 shares at September 30, 2020	(2,239)	(2,437)
Accumulated other comprehensive loss	(80,638)	(74,601)
Total stockholders’ equity	296,275	301,501
Total liabilities and stockholders’ equity	$593,800	$560,724

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$9,745	$(6,478)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	18,871	19,422
Amortization	255	228
Pension and post-retirement expense - U.S. and U.K.	8,819	13,624
Change in long-term obligations	316	97
Stock compensation expense	2,575	3,318
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	1,872	(1,219)
Loss on disposition of property	138	30
Change in assets and liabilities:
Accounts receivable	(5,002)	26,713
Inventories	11,702	15,283
Other assets	(1,080)	567
Accounts payable and accrued expenses	(204)	(21,196)
Income taxes	5,534	(2,028)
Accrued pension and postretirement benefits	(7,994)	(9,664)
Net cash provided by (used in) operating activities	43,047	36,197
Cash flows from investing activities:
Additions to property, plant and equipment	(10,041)	(9,374)
Net cash used in investing activities	(10,041)	(9,374)
Cash flows from financing activities:
Revolving credit facility borrowings	16,600	30,000
Revolving credit facility repayments	(16,600)	(30,000)
Dividends paid	(11,011)	(11,058)
Proceeds from exercise of stock options	215	422
Payment for purchase of treasury stock	(370)	(198)
Payments on long-term obligation	(150)	(297)
Net cash used in financing activities	(11,316)	(11,131)
Effect of exchange rates on cash	(454)	508
Increase (decrease) in cash and cash equivalents:	21,236	16,200
Cash and cash equivalents:
Beginning of period	9,802	31,038
End of period	$31,038	$47,238

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	2019
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$107,069	$127,474	$126,032	$129,640
Gross profit	11,335	14,683	18,175	21,310
Gross profit percentage of net revenues	10.6%	11.5%	14.4%	16.4%
Net income (loss)	(1,603)	1,509	3,802	6,037
Net income (loss) per share:
Basic	$ (0.13)	$ 0.12	$ 0.30	$ 0.48
Diluted	$ (0.13)	$ 0.12	$ 0.30	$ 0.48

	2020
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$108,453	$111,563	$80,576	$79,938
Gross profit	18,743	19,296	2,639	3,954
Gross profit percentage of net revenues	17.3%	17.3%	3.3%	4.9%
Net income (loss)	3,268	4,068	(8,097)	(5,717)
Net income (loss) per share:
Basic	$ 0.26	$ 0.32	$ (0.65)	$ (0.46)
Diluted	$ 0.26	$ 0.32	$ (0.65)	$ (0.46)

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the three months and year ending September 30, 2019 and 2020 are as follows.

	Three Months Ended September 30,		Year Ended September 30,
	2019	2020	2019	2020
Net revenues (in thousands)
Aerospace	$68,318	$33,590	$258,104	$191,980
Chemical processing	27,773	18,483	89,651	63,170
Industrial gas turbines	15,792	12,439	59,430	56,576
Other markets	11,037	9,259	57,946	45,099
Total product revenue	122,920	73,771	465,131	356,825
Other revenue	6,720	6,167	25,084	23,705
Net revenues	$129,640	$79,938	$490,215	$380,530

Shipments by markets (in thousands of pounds)
Aerospace	2,731	1,142	10,279	7,229
Chemical processing	1,315	789	4,310	2,844
Industrial gas turbines	946	752	3,407	3,335
Other markets	432	264	2,044	1,258
Total shipments	5,424	2,947	20,040	14,666

Average selling price per pound
Aerospace	$25.02	$29.41	$25.11	$26.56
Chemical processing	21.12	23.43	20.80	22.21
Industrial gas turbines	16.69	16.54	17.44	16.96
Other markets	25.55	35.07	28.35	35.85
Total product (product only; excluding other revenue)	22.66	25.03	23.21	24.33
Total average selling price (including other revenue)	$23.90	$27.13	$24.46	$25.95